Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-114121) pertaining to the 2002 Incentive Stock Option Plan and 1992 Incentive Stock Option Plan for Key Employees of First Financial Bankshares, Inc. of our reports dated February 19, 2010, with respect to the consolidated financial statements of First Financial Bankshares, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of First Financial Bankshares, Inc. filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Dallas, Texas
February 19, 2010